SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 14, 2001


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



        Delaware                         1-9494                13-3228013
(State or other jurisdiction of   (Commission File Number)  (I.R.S. Employer
    incorporation)                                        Identification Number)


   727 Fifth Avenue, New York, New York                          10022
 (Address of principal executive offices)                      (Zip Code)




Registrant's telephone number, including area code:  (212) 755-8000

Item 5.  Other Events.

     On November 14, 2001, the Registrant issued the following press release announcing its sales and earnings for the three-month period ending October 31, 2001:

NEW YORK, November 14, 2001 - Tiffany & Co. (NYSE-TIF) reported its results for the third quarter ended October 31, 2001. Net sales of $333,074,000 were 10 percent lower than $372,074,000 a year ago. Net earnings declined 34 percent to $24,028,000, or 16 cents per diluted share, compared with $36,320,000, or 24 cents per diluted share, in the third quarter of 2000.

In the nine months (year-to-date) ended October 31, 2001, net sales of $1,040,776,000 were 5 percent below $1,091,665,000 a year ago. Net earnings declined 14 percent to $90,842,000, or 60 cents per diluted share, from $105,910,000, or 70 cents per diluted share, in 2000.

On a constant-exchange-rate basis which excludes the effect of translating local-currency-denominated sales into U.S. dollars, Tiffany's worldwide net sales declined 7 percent in the quarter and 1 percent in the year-to-date, and worldwide comparable store sales declined 11 percent in the quarter and 4 percent in the year-to-date.

Michael J. Kowalski, president and chief executive officer, said, "The current retail environment is clearly a difficult one, with numerous factors having an adverse effect on the mood of consumers in the U.S. and around the world. For Tiffany, the environment also contrasts sharply with the third quarter of 2000 when we achieved sales and earnings growth of 15 percent and 65 percent. However, Tiffany maintains a leading industry position and is poised to deliver strong financial performance when external conditions ultimately improve."

Results in Tiffany's three channels of distribution were as follows:

o U.S. Retail sales in the third quarter declined 17 percent to $152,068,000 and year-to-date sales declined 8 percent to $497,243,000. Comparable store sales declined 19 percent in the third quarter and 10 percent in the year-to-date. For the third quarter and year-to-date, comparable store sales declined 29 percent and 17 percent in Tiffany's flagship New York store and declined 16 percent and 8 percent in U.S. branch stores. Sales declines resulting from a smaller average transaction size were compounded by a reduction in store traffic since the tragic events of September 11th. New stores that opened this year in San Jose and Tampa have performed well.


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


o International Retail sales in the third quarter declined 5 percent to $147,220,000 and year-to-date sales declined 2 percent to $444,217,000. On a constant-exchange-rate basis in the third quarter and year-to-date, International Retail sales increased 4 percent and 7 percent. By major region, comparable store sales on a constant-exchange-rate basis in the third quarter and year-to-date rose 1 percent and 4 percent in Japan; declined 4 percent and were unchanged in other Asia-Pacific markets; and declined 12 percent and rose 5 percent in Europe.

 o Direct Marketing sales in the third quarter declined 3 percent to $33,786,000 and year-to-date sales increased 4 percent to $99,316,000. Tiffany's Business Sales Division (name changed from Corporate Division) experienced declines of 20 percent and 6 percent in the third quarter and year-to-date. However, combined Catalog/Internet sales increased 19 percent and 18 percent in those periods.

Mr. Kowalski continued, "We are focused on Tiffany's substantial long-term growth potential. Fortunately, we possess the financial strength to continue our planned investments in new stores, product development and related infrastructure. Year-to-date, we opened two new stores in the U.S. and five internationally, with new stores opening in the fourth quarter in Tokyo, London (a third location), Rome and Beijing. Additionally, we've complemented our product assortment with a number of exciting new jewelry designs, including our magnificent Lace jewelry collection."

"We have been dealing with varying degrees of global uncertainty and at mid-year we projected difficult retail conditions for the remainder of 2001. Of course, any forecast is always subject to numerous uncertainties, but we now believe that a challenging retail environment will persist through the first half of 2002. We have not yet seen improvement in the beginning of November, but year-over-year U.S. comparisons will ease in the coming weeks. Based on our assumptions, we expect overall sales in the fourth quarter to decline from last year by a mid-single-digit percentage. This would result from comparable store sales declining by a low-double-digit percentage in the U.S. and, internationally on a constant-exchange-rate basis, increasing by low-single-digits in Japan with no growth in Asia-Pacific outside Japan or in Europe. Combined with a modest increase in gross margin due to sales mix as well as continued expense control, we continue to expect fourth quarter earnings in the range of 49 - 56 cents per diluted share (versus 56 cents last year), and full year earnings in the range of $1.09 - $1.16 per diluted share (versus $1.26 in 2000). Our preliminary expectation for 2002 continues to call for single-digit percentage earnings growth on a full-year basis due to gradually improving comparable store sales trends, as well as ongoing benefits from our initiatives in store expansion, product development and marketing communication. As we formulate our plans in the coming months, we will provide greater clarification of our expectations. We plan to report holiday sales on Tuesday January 8th," Mr. Kowalski concluded.


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

In its authorized program, the Company repurchased and retired 1,250,000 shares of its Common Stock in the third quarter at an average cost of $22.39 per share. Approximately $61,000,000 remains available for future repurchases in the program that expires in 2003.

The Company will host a conference call today at 8:30 a.m. (EST) to review its third quarter results and outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany, www.vcall.com or www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2000 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #


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


                                   TIFFANY & CO. AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (Unaudited, in thousands, except per share amounts)



                                                                   Three months                            Nine months
                                                                 ended October 31,                      ended October 31,
                                                  ----------------------------------    ------------------------------------
                                                              2001             2000                 2001               2000
                                                      -------------    -------------       --------------    ---------------
Net sales                                         $        333,074  $       372,074     $      1,040,776  $       1,091,665

Cost of sales                                              140,235          165,709              441,926            484,137
                                                      -------------    -------------       --------------    ---------------

Gross profit                                               192,839          206,365              598,850            607,528

Selling, general and administrative expenses               146,798          143,313              437,918            424,004
                                                      -------------    -------------       --------------    ---------------

Earnings from operations                                    46,041           63,052              160,932            183,524

Other expenses,  net                                         5,993            2,516                9,527              7,005
                                                      -------------    -------------       --------------    ---------------

Earnings before income taxes                                40,048           60,536              151,405            176,519

Provision for income taxes                                  16,020           24,216               60,563             70,609
                                                      -------------    -------------       --------------    ---------------

Net earnings                                      $         24,028  $        36,320     $         90,842  $         105,910
                                                      =============    =============       ==============    ===============


Net earnings per share:

  Basic                                           $           0.17  $          0.25     $           0.62  $            0.73
                                                      =============    =============       ==============    ===============

  Diluted                                         $           0.16  $          0.24     $           0.60  $            0.70
                                                      =============    =============       ==============    ===============


Weighted average number of common shares:

  Basic                                                    145,273          145,809              145,743            145,357
  Diluted                                                  150,114          152,136              151,046            151,853


Certain reclassifications were made to the prior year's condensed consolidated statements of earnings.


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


                                        TIFFANY & CO. AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                          (Unaudited, in thousands)




                                                    October 31,            January 31,            October 31,
                                                           2001                   2001                   2000
                                              ------------------     ------------------    -------------------
ASSETS

Current assets:
Cash and cash equivalents                      $        106,404       $        195,613      $         121,143
Accounts receivable, net                                 99,094                106,988                100,662
Inventories, net                                        702,752                651,717                657,106
Deferred income taxes                                    38,030                 28,069                 36,525
Prepaid expenses and other current assets                42,795                 22,458                 42,499
                                                  --------------         --------------         --------------

Total current assets                                    989,075              1,004,845                957,935

Property, plant and equipment, net                      511,271                423,244                356,847
Deferred income taxes                                     5,360                  7,282                  5,046
Other assets, net                                       151,087                132,969                132,831
                                                  --------------         --------------         --------------

                                               $      1,656,793       $      1,568,340      $       1,452,659
                                                  ==============         ==============         ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                          $        113,331       $         28,778      $          36,850
Obligation under capital lease                           45,221                 40,747                      0
Accounts payable and accrued liabilities                183,685                189,531                213,848
Income taxes payable                                      2,543                 42,085                  5,750
Merchandise and other customer credits                   35,418                 36,057                 32,679
                                                  --------------         --------------         --------------

Total current liabilities                               380,198                337,198                289,127

Long-term debt                                          237,548                242,157                247,859
Postretirement/employment benefit obligations            28,822                 26,134                 25,444
Other long-term liabilities                              41,806                 37,368                 36,170
Stockholders' equity                                    968,419                925,483                854,059
                                                  --------------         --------------         --------------

                                               $      1,656,793       $      1,568,340      $       1,452,659
                                                  ==============         ==============         ==============


Certain reclassifications were made to the prior periods' condensed consolidated balance sheets.


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


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            TIFFANY & CO.


                                     BY:    /s/ Patrick B. Dorsey
                                            ____________________________________
                                            Senior Vice President, Secretary and
                                            General Counsel

Date: November 14, 2001



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